Exhibit 99.1

[GRAPHIC OMITTED]                                   Contact: Douglas Sayles
                                                             Biopure Corporation

                                                             (617) 234-6826
                                                             IR@biopure.com


FOR IMMEDIATE RELEASE
---------------------


            BIOPURE ANNOUNCES 2004 THIRD QUARTER FINANCIAL RESULTS


CAMBRIDGE, Mass., August 18, 2004 - Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the third fiscal quarter ended July 31, 2004. For the quarter, the company reported a net loss of $9.4 million, or $0.19 per common share, compared with a net loss of $11.3 million, or $0.28 per common share, for the corresponding period in 2003.

Revenues
Total revenues, consisting almost entirely of sales of the company's veterinary product Oxyglobin(R), were $333,000 for the third quarter of fiscal 2004 compared to $885,000 for the same period in 2003. Oxyglobin revenues for the first nine months of fiscal 2004 were $2.0 million compared to $2.9 million for the same period in 2003. Due to fixed manufacturing costs, Biopure expects that costs to produce Oxyglobin will continue to exceed Oxyglobin revenues and result in losses until the company is in a position to fully utilize its manufacturing capacity by generating substantial sales of Hemopure(R), its product under development for human use. To reduce losses, the company implemented workforce and cost reductions that took effect in October 2003 and in April and June 2004, significantly reduced sales, marketing and manufacturing expenditures, and is limiting Oxyglobin sales. As a result, Biopure expects substantially lower product sales for the foreseeable future than it had in fiscal 2003.

Cost of revenues was $3.7 million for the third quarter of fiscal 2004, compared to $5.1 million for the same period in 2003. Cost of revenues includes costs of both Oxyglobin and Hemopure, although Hemopure is not currently being offered for sale.

Oxyglobin cost of revenues was $710,000 for the third quarter of fiscal 2004 compared to $1.7 million for the same period in 2003. The decrease for the quarter was primarily due to the decreased production level and fewer Oxyglobin units sold in 2004.

Hemopure cost of revenues, consisting of the allocation of unabsorbed fixed manufacturing costs, was $3.0 million for the third quarter of fiscal 2004 compared to $3.4 million for the same period in 2003. This decrease is primarily due to lower manufacturing costs resulting from the October 2003 and April 2004 workforce and cost reductions mentioned above.

Expenses
Research and development expenses were $2.5 million for the third quarter of fiscal 2004, compared to $1.7 million for the corresponding period in 2003. The increase for the quarter was primarily attributable to expenses associated with the company's Food and Drug Administration (FDA) response activities for Hemopure and to an ongoing Phase II clinical trial in Europe in coronary angioplasty patients. The company's FDA response activities included three of four preclinical animal studies requested by the FDA for its further evaluation of Biopure's biologics license application (BLA) and as a prerequisite to further company-sponsored U.S. human clinical trials. These expenses were partially offset by decreased salary costs resulting from the workforce reductions.

Sales and marketing expenses were $321,000 for the third quarter of fiscal 2004, compared to $2.0 million for the same period in 2003.

Hemopure-related sales and marketing expenses were $268,000 for the third quarter of fiscal 2004, compared to $1.3 million for the same period in 2003. Oxyglobin-related sales and marketing expenses were $53,000 for the third quarter of fiscal 2004 compared to $632,000 for the same period in 2003. These decreases are primarily due to the reduction of marketing activities in fiscal 2004 consistent with the company's cost-cutting measures. Past Hemopure marketing activities were primarily related to market research and medical education activities. The company expects both Hemopure and Oxyglobin sales and marketing expenses to be significantly lower in fiscal 2004 compared to fiscal 2003.

General and administrative expenses were $3.2 million for the third quarter of fiscal 2004, compared to $3.6 million for the same period in 2003. This decrease is mostly due to a $344,000 reduction in consulting expenses and a $159,000 reduction in financing fees compared to last year. Employee related expenses, including salaries, incentives, recruiting and relocation were lower compared to last year but were offset by $575,000 in severance costs related to the June 23, 2004 workforce reduction and an increase in legal fees compared to last year.

In fiscal 2001, Biopure recorded a $10 million escrow of cash, recorded as a deposit, on its balance sheet and began investing in the design and engineering of a proposed new manufacturing facility to be located in Sumter, S.C. Under a letter of intent with Sumter Realty Group, LLC, Biopure was to be reimbursed for up to $10 million upon FDA approval of Hemopure. As funds were invested the deposit remained at $10 million and Biopure recorded a fixed asset representing the investment and a long-term debt for an equal value representing the expected capital lease obligation if financing was obtained. However, Sumter Realty Group's inability to obtain financing for the proposed facility, the lack of FDA approval of the BLA for orthopedic surgery, and Biopure's new clinical focus on cardiac ischemia and trauma have delayed the need for increased manufacturing capacity and make the terms of any future plant financing uncertain. Therefore, the $10 million deposit and offsetting long-term debt of approximately $9.8 million have been eliminated.

Biopure had invested approximately $14.3 million before work on the plant design and engineering was suspended. This expenditure is recorded as a fixed asset and, beginning in the third fiscal quarter of 2004, is being depreciated to account for the probability that portions of the design may need to be re-engineered as time elapses and technology changes. In addition, this asset is analyzed for impairment each quarter under FAS 144. The company has determined that no impairment exists at July 31, 2004.

Financial Condition
At July 31, 2004, Biopure had cash and cash equivalents of approximately $4.0 million, total current assets of approximately $12.0 million and total current liabilities of approximately $3.8 million. The total current assets amount does not include accounts receivable from the U.S. military of approximately $2.5 million, invoiced after July 31, 2004, for reimbursement of expenses and pre-payment of clinical trial samples related to the Hemopure trauma development program described below under "Recent Events". The total current liabilities amount does not include approximately $1.6 million payable, due in August 2004, for the renewal of director and officer insurance. Under Biopure's current operating plan, the company believes its cash on hand should fund operations into September 2004.

To fund operations through March 2005, the company believes it will need to raise approximately $10 million of additional financing. The company expects that its activities and expenditures for the next eight months will be associated primarily with developing Hemopure for a cardiovascular disease indication, continuing clinical development of the product for a trauma indication, replying to the FDA's safety and other questions arising out of the company's previously-filed BLA for an orthopedic surgery indication, conducting FDA-requested preclinical animal studies and maintaining some manufacturing capability.

Recent Events
On August 5, 2004, President Bush signed the FY2005 Defense Appropriations Bill, which includes $7 million in additional Congressional funding for the U.S. Navy to continue research and development of Hemopure for potential use in military and civilian trauma applications. To date, Congress has appropriated a total of $18.5 million to the Army and Navy for the development of Hemopure, including some military administrative costs.* Under its research agreement with Biopure, the Naval Medical Research Center (NMRC) has primary responsibility for designing, seeking FDA acceptance of and conducting a planned two-stage Phase II/III clinical trial of Hemopure in trauma patients with severe hemorrhagic shock (acute blood loss) in the out-of-hospital setting.

On July 28, 2004, Biopure announced the initiation in South Africa of a planned, 50-patient Phase II clinical trial to assess the safety and tolerability of Hemopure, in a hospital setting, for emergency treatment of unstable patients who have significant blood loss as a result of blunt or penetrating trauma. Hemopure is approved in South Africa for the treatment of acutely anemic surgery patients. The product has not yet been offered for sale, but post approval, patients in South Africa have been treated with Hemopure units that were previously provided without charge.

On June 23, 2004, Biopure announced that its board of directors had appointed Zafiris G. Zafirelis as the new president and chief executive officer and a board member, restructured the executive management team, eliminated an additional 25 positions to further reduce costs, and decided upon a change in corporate strategy to focus on the development of Hemopure for potential cardiovascular applications, beginning with cardiac ischemia associated with acute coronary syndrome, while also supporting the NMRC's trauma program. Zafirelis has formed an interim operating team that includes several experienced senior advisors and has established a Medical Advisory Board of six persons with specialties in the fields of cardiovascular research, interventional cardiology and cardiac care.

In pursuing potential cardiovascular and trauma indications and as a prerequisite to further company-sponsored U.S. clinical trials, Biopure is continuing to address and will seek to respond as soon as practicable to relevant safety and other FDA questions arising out of the previously submitted BLA to market Hemopure in the United States for an orthopedic surgery indication. As part of those efforts, the company continues to evaluate the most expeditious path to regulatory approval for Hemopure.

In Europe, Biopure's ongoing 45-patient Phase II clinical trial has reached 40 percent enrollment. The trial is assessing the safety and feasibility of Hemopure, at low doses, as a potential cardioprotective agent in patients undergoing coronary angioplasty.

Fourth Quarter and Year-End Financial Results
Biopure expects to issue a press release announcing its financial results for the fourth fiscal quarter and fiscal year ending October 31, 2004, on Thursday, December 9, 2004, before the market opens.

Biopure Corporation
Biopure Corporation develops and manufactures intravenously administered pharmaceuticals, called oxygen therapeutics, that deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is an investigational product in the United States and Europe and is approved in South Africa for treating acutely anemic surgery patients and for eliminating, delaying or reducing allogeneic red blood cell transfusions in these patients. The company's veterinary product Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the FDA and the European Commission, is indicated for the treatment of anemia in dogs.


-------------------
* $5,102,900 of this amount is from Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.
-------------------


The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred. Completion of the proposed RESUS Phase II/III out-of-hospital clinical trial of Hemopure in trauma is contingent upon further funding.

Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any preclinical studies or clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward- looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the availability of sufficient financing to continue operations, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance and competition. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov, or through the Investor section of Biopure's Web site, http://www.biopure.com.

                                     # # #

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

                                                      BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
                                                     Three Months Ended                     Nine Months Ended
                                                           July 31                               July 31
                                            ---------------------------------------------------------------------------
                                                   2004               2003               2004              2003
                                                   ----               ----               ----              ----
Total revenues                                  $       333         $       885        $     1,976       $     2,867

Cost of revenues                                      3,726               5,100             12,978            16,857
                                                -----------         -----------        -----------       -----------
Gross loss                                           (3,393)             (4,215)           (11,002)          (13,990)
Operating expenses:
     Research and development                         2,505               1,671              7,901             5,347
     Sales and marketing                                321               1,969              2,113             4,591
     General and administrative                       3,207               3,559             11,489            10,282
                                                -----------         -----------        -----------       -----------
Total operating expenses                              6,033               7,199             21,503            20,220
                                                -----------         -----------        -----------       -----------
Loss from operations                                 (9,426)            (11,414)           (32,505)          (34,210)
Other income, net                                        32                 108                129               170
                                                -----------         -----------        -----------       -----------
Net loss                                        $    (9,394)        $   (11,306)       $   (32,376)      $   (34,040)
                                                ===========         ===========        ===========       ===========

Basic and diluted net loss per
    common share                                $    (0.19)         $    (0.28)        $    (0.69)       $    (0.98)
                                                ===========         ===========        ===========       ===========
Weighted-average common shares
    outstanding                                      48,542              39,887             46,786            34,605
                                                ===========         ===========        ===========       ===========


Actual common shares outstanding at July 31, 2004 were 48,574.
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

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
                                                                               July 31, 2004             October 31, 2003
                                                                               -------------             ----------------
Assets
    Total current assets (1)                                                     $    12,047                  $    37,842
    Net property and equipment (2)                                                    32,916                       36,861
    Other assets                                                                         902                       10,922
                                                                                 -----------                  -----------
  Total assets                                                                   $    45,865                  $    85,625
                                                                                 ===========                  ===========

Liabilities and stockholders' equity
    Total current liabilities                                                    $     3,781                  $     7,259
    Long term debt                                                                         -                        9,847
    Deferred compensation                                                                121                          142
                                                                                 -----------                  -----------
  Total liabilities                                                                    3,902                       17,248

Accumulated Deficit                                                                  461,049                      428,673
Total stockholders' equity                                                            41,963                       68,377
                                                                                 -----------                  -----------
Total liabilities and stockholders' equity                                       $    45,865                  $    85,625
                                                                                 ===========                  ===========

(1) Includes cash and cash equivalents totaling $4.0 million and $26.9 million at July 31, 2004 and October 31, 2003, respectively.

(2) At July 31, 2004 and October 31, 2003, $14.3 million has been included in net property and equipment reflecting engineering and design costs of the planned manufacturing facility in Sumter, S.C.
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